Exhibit 99.1



              [OFFICE MAX LOGO]                   UPFRONT

      Keeping associates informed about our planned business combination.
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September 2, 2003                                                                                                           Issue 2
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           FREQUENTLY ASKED QUESTIONS                                           A MESSAGE FROM MICHAEL FEUER
------------------------------------------------                           OFFICEMAX CO-FOUNDER, CHAIRMAN AND CEO

WHO WILL MANAGE THE COMBINED BOISE OFFICE          Dear OfficeMax Associates:
SOLUTIONS/OFFICEMAX BUSINESS?
                                                   I'm delighted to report to you that OfficeMax and Boise have
The long-term management structure of the          reached an important milestone on the path to completing our
combined business has not been determined.         business combination.  At midnight last Friday, the
Boise is expected to make announcements            Hart-Scott-Rodino (also known as HSR) review period expired
about the business's management at about the       without further requests by the Federal Trade Commission.
time of the closing. Until then, the               This means that the regulatory agency responsible for             [PHOTO]
OfficeMax and Boise Office Solutions               policing and monitoring business combinations has chosen not
management structures will remain unchanged.       to ask for more information.  The next important step will be comments from the Securities and Exchange Commission
WHAT WILL BE THE NAME OF THE MERGED COMPANY?       (SEC), if any, about our proposed joint proxy statement,
                                                   which will be sent to shareholders of both companies
The name or brand positioning of the combined      soliciting approval of the deal.                                Michael Feuer
business has not been determined. Boise is
expected to announce more details about these      We expect to hear from the SEC shortly, and are hopeful that our proxy mailing
plans after closing.  Both names are strong,       can proceed as planned.  After the mailing, it will take about 30 days for
with OfficeMax recognized for ranking in the       shareholders meetings to take place at OfficeMax and Boise.  Following the
top 10 for awareness among small businesses in     shareholders' approvals, the transaction can close quickly.
the U.S. based on a recent national survey.
                                                   In preparation of the closing, I am also pleased to announce that we have formed a joint task force with Boise to begin planning and then implementing an
IN WHAT NEW REGIONS OR COUNTRIES OUTSIDE OF THE    integration process, which will take place over a sustained period of time.
UNITED STATES WILL WE OPERATE AS A RESULT OF
THIS BUSINESS COMBINATION?                         Heading the task force for OfficeMax is Vance Johnston, Vice President of
                                                   Strategic Planning.  Vance reports directly to me and has pulled together a team
Boise has a strong position in Canada              from all areas of the Company representing each critical discipline.
through its subsidiary named Grand & Toy.
OfficeMax recently launched an                     Working with Vance is his counterpart at Boise, Jim Balkins, a long-time Boise
E-commerce site in Canada. Boise operates two      executive, most recently CFO of the Boise Office Solutions group.  We have
locations in Mexico, where OfficeMax operates      already had our first meetings, which included Jim and Vance, as well as Boise's
30 stores through a majority-owned subsidiary.     CEO, George Harad, the CEO of Boise Office Solutions, Chris Milliken, and Boise's
OfficeMax operates retail stores in Puerto Rico    General Counsel, John Holleran.  From the OfficeMax side, I joined Vance, along
and the U.S. Virgin Islands, regions where         with our President, Gary Peterson, Executive Vice President and Chief Legal
Boise does not currently have operations.          Counsel, Ross Pollock, as well as a number of other key members of the OfficeMax senior management team.

                                                   I'm pleased to report to you that after these initial meetings, everyone involved is even more excited about our joint prospects together than when we inked the deal on July 13th.  As things have settled down, we have realized that there are numerous benefits in this business combination, which will accrue to the combined
                                                   Company, giving us the ability to better serve our customers and create new opportunities for associates of OfficeMax and Boise.

                                                   I look forward to updating you again as new developments occur.

                                                   Sincerely,
                                                   /s/ Michael Feuer
                                                   Michael Feuer
                                                   Chairman & CEO

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[C] OfficeMax, Inc. 2003                                                                                                          1

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                                                                                 TRANSITION TIMELINE

          FREQUENTLY ASKED QUESTIONS               [X] OfficeMax announced JULY 14, 2003 that it reached a definitive agreement with
                                                   Boise Cascade Corporation to combine with its Boise Office Solutions group, giving OfficeMax shareholders an approximate purchase price of $1.2 billion, or
WHAT ARE THE SYNERGIES? WHAT IS THE TYPE AND       $9.00 per fully diluted share.
DOLLAR VALUE OF THESE EXPECTED SAVINGS, AND
HOW LONG WILL IT TAKE TO REALIZE THEM?             [X] OfficeMax and Boise filed a Form S-4 with the Securities and Exchange
                                                   Commission on AUGUST 1, 2003 which contains a draft of the joint proxy
While the process of identifying and realizing     statement/prospectus that provides shareholders and interested parties with
efficiencies will continue for some time after     information about the planned business combination.
the transaction closes, expected synergies
will come from purchasing leverage due to          |X| The 30-day waiting period under the Hart-Scott-Rodino Antitrust
increased scale, logistics, marketing, paper       Improvements Act of 1976 with respect to Boise's planned business combination
sales, and administration. Boise anticipates       with OfficeMax expired at midnight on AUGUST 29, 2003.  The expiration or
that synergy benefits will reach $160 million      termination of the Hart-Scott-Rodino waiting period is one of the conditions to
when fully implemented. However, it's              closing contained in the merger agreement between the two companies.
important to remember that this combination
also creates a platform for growth and is not      [_] After we address any comments to the Form S-4 from the SEC, Boise and
focused on cost savings alone.                     OfficeMax will mail the definitive joint proxy statement/prospectus to their respective shareholders.
WHERE CAN I GET MORE INFORMATION ABOUT THE
PLANNED BUSINESS COMBINATION?                      [_] Shareholder meetings will be held at both companies, asking shareholders to approve the transaction.
o    Log on to www.officemax.com and click
     on the Corporate & Investor Information       --------------------------------------------------------------------------------
     link (lower right corner under General
     Information).
o    Next, click on the Associate                                    OFFICEMAX AND BOISE OFFICE SOLUTIONS IN THE NEWS
     Information link.
o    Leave the username unchanged and type
     2456 on the password line.                    o    The planned business combination of OfficeMax and Boise was the lead story
o    Click on the submit button.                        in DSN RETAILING TODAY on August 4, 2003. Reporter Mike Troy wrote, "By joining forces with Boise, OfficeMax gains the ability to serve large corporate customers through Boise's distribution infrastructure, while
                                                        Boise gains a retail distribution network that complements its contract stationery business."

                                                   o    Boise Office Solutions announced July 28 that of the 10.5 million transactions it completed in 2002, more than 96.9 percent were resolved in a single contact, a level of customer service unparalleled in the industry.
                                                        This world-class level of "Done-in-One" call resolution significantly reduces the amount of time Boise Office Solutions' customers spend ordering office products and increases their productivity.



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[C] OfficeMax, Inc. 2003                                                                                                          2

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On August 1, 2003, OfficeMax, Inc. and Boise Cascade Corporation filed with the Securities and Exchange Commission (the "SEC") a preliminary joint proxy statement/prospectus and registration statement regarding the proposed business combination referred to in the foregoing information. In addition, OfficeMax, Inc. and Boise Cascade Corporation will file a definitive joint proxy statement/prospectus and other relevant documents regarding the proposed business combination transaction referred to in the foregoing information. Shareholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed business combination, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the definitive joint proxy statement/prospectus (when it is available) and other documents filed by OfficeMax, Inc. and Boise Cascade Corporation at the SEC's website at www.sec.gov. Copies of the definitive joint proxy statement/prospectus (when it is available) and these other documents may also be obtained, without charge, by directing a request to Michael Weisbarth at OfficeMax, Inc. at
(216) 471-6698 or to Vincent Hannity at Boise Cascade Corporation at (208) 384-6390.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of OfficeMax, Inc. participants in the solicitation of proxies of shareholders to approve the proposed business combination from OfficeMax's proxy statement (DEF14A) filed with the SEC on May 1, 2003 and from the definitive joint proxy statement/prospectus (when it is available). Investors may obtain a detailed list of names, affiliations and interests of Boise Cascade Corporation participants in the solicitation of proxies of shareholders to approve the proposed business combination from Boise's proxy statement (DEF14A) filed with the SEC on March 10, 2003 and from the definitive joint proxy statement/prospectus (when it is available).

Note: Statements in this newsletter contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any information in this newsletter that is not historical information is a forward-looking statement which may be identified by the use of language such as "may," "will," "should," "expects," "plans," "anticipates," "estimates," "believes," "thinks," "continues," "indicates," "outlook," "looks," "goals," "initiatives," "projects," or similar expressions. The forward-looking statements, which speak only as of the date the statement was made, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated, projected or implied in the forward-looking statements. OfficeMax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.









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[C] OfficeMax, Inc. 2003                                                      3